                                                                  EXECUTION COPY

                           SALE AND PURCHASE AGREEMENT

                                  BY AND AMONG

                            CD ORMESAGEO II-A, INC.,

                            CD ORMESAGEO II-B, INC.,

                            CD ORMESAGEO II-C, INC.,

                    BELL ATLANTIC TRICON LEASING CORPORATION

                                   AS SELLERS,

                            CONSTELLATION POWER, INC.

                                       AND

                              VERIZON CAPITAL CORP.

            EACH SOLELY AS A PARTY WITH RESPECT TO ARTICLE 11 HEREIN,

                                       AND

                                   ORNI 8 LLC,

                              ORMAT FUNDING CORP.,

                                 AS PURCHASERS,

                                   DATED AS OF

                                JANUARY 31, 2002

                                PERTAINING TO THE

                           ORMESA GEOTHERMAL II TRUST

                                TABLE OF CONTENTS
                                -----------------

                                       i

         10.1     Survival of Representations, Warranties, Covenants and

                                       ii

EXHIBIT I           Form of Transfer Instrument

SCHEDULE I          Purchased Interests
SCHEDULE II         Sellers Disclosure Schedule

                                      iii

                           SALE AND PURCHASE AGREEMENT

         This SALE AND PURCHASE AGREEMENT dated as of this 31st day of January,
2002, is made and entered into by and among CD Ormesageo II-A, Inc., a Maryland corporation ("CD-A"), CD Ormesageo II-B, Inc., a Maryland corporation ("CD-B"), and CD Ormesageo II-C, Inc., a Maryland corporation ("CD-C", and together with
CD-A and CD-B, the "Constellation Sellers" and each a "Constellation Seller"),
Constellation Power, Inc., a Maryland corporation, solely as a party with respect to Article 11 herein, Bell Atlantic TriCon Leasing Corporation, a
Delaware corporation ("TriCon", and together with the Constellation Sellers, the
"Sellers" and each a "Seller"), Verizon Capital Corp., a Delaware corporation, solely as a party with respect to Article 11 herein, ORNI 8 LLC, a Delaware limited liability company ("ORNI 8"), and ORMAT FUNDING CORP., a Delaware corporation ("OFC", and together with ORNI 8, the "Purchasers" and each a
"Purchaser");

         WHEREAS, each Seller is the holder and beneficial owner of certain trust interests in Ormesa Geothermal II Trust, a California trust ("OGII
Trust"), as set forth opposite such Seller's name on Schedule I hereto (the
"Purchased Interests");

         WHEREAS, OGII Trust is the lessor of an approximately 19.95 MW (gross operating capacity) geothermal power facility located in the East Mesa Known
Geothermal Resource Area in Imperial County, California, at 3300 East Evan Hewes
Highway, Holtville, California 92250, known as Ormesa II (the "Ormesa II
Facility"); and

         WHEREAS, the Sellers desire to sell to the Purchasers and the
Purchasers desire to purchase from the Sellers all of the Purchased Interests on the terms and subject to the conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated below:

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, provided that the direct or indirect ownership of fifty percent (50%) or more of the voting securities of another Person shall be deemed to constitute control of such other Person.

         "After-Tax Basis" means, with respect to any payment received or deemed to have been received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that
Person so that the sum of the

base payment plus the additional payment shall, after deduction of the amount of all taxes, including, but not limited to, income and withholding taxes, required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any credits or deductions arising from the underlying loss, the base payment and the additional payment and the timing thereof), be equal to the amount required to be received.
Such calculations shall be made on the basis of the assumption that the recipient is subject to U.S. federal income taxation at the highest statutory rate applicable to corporations for the relevant period or periods, and is subject to state and local income taxation at the highest statutory rates applicable to corporations in the state and local jurisdictions in which the recipient is located for the relevant period or periods.

         "Agreement" means this Sale and Purchase Agreement and all Schedules and Exhibits hereto, as the same shall be amended from time to time.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records (including records and files stored on computer disks or tapes or any other storage medium) relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, ledgers, journals, deeds, title policies, minute books, stock certificates or other evidence of equity or membership interests and registration books, stock transfer ledgers,
Contracts, Licenses, Environmental Permits, operating data and plans and environmental studies and plans.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California, or the City of New York, are
authorized or obligated to close.

         "CD-A" shall have the meaning given to it in the recitals to this
Agreement.

         "CD-B" shall have the meaning given to it in the recitals to this
Agreement.

         "CD-C" shall have the meaning given to it in the recitals to this
Agreement.

         "CIGNA Debt" means the sum of Fifteen Million Three Hundred Ninety Five
Thousand, One Hundred Four Dollars and Fifty Cents ($15,395,104.50) in aggregate principal amount, plus accrued and unpaid interest thereon, owed by OG II Trust to the CIGNA Lenders.

         "CIGNA Lenders" means each of CIG & Co. (as nominee for Connecticut
General Life Insurance Company), CIG & Co. (as nominee for CIGNA Property and
Casualty Insurance Company), Canada Life Insurance Company of America, Canada
Life Insurance Company of New York, Pan-American Life Insurance Company, The
Mutual Benefit Life Insurance Company In Rehabilitation, and Monumental Life
Insurance Company.

         "Claim Notice" means written notification pursuant to Section 11.2(a)
of a Third Party Claim as to which indemnity under Section 11.1 is sought by an
Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified
Party's claim against the Indemnifying Party under Section 11.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

         "Closing" means the closing of the transactions contemplated by Section
2.3.

         "Closing Date" means the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or other requirements set forth in Sections 7 and 8 have been obtained, made or given or has expired or such other date as the Purchasers and the Sellers may from time to time agree upon in writing.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor Federal tax code. Any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

         "Contract" means any written agreement, lease, license, option, guaranty, warranty, right of way, evidence of indebtedness, mortgage, indenture, security agreement or other written contract, commitment or undertaking of any kind.

         "Constellation Investments" means Constellation Investments, Inc., a
Maryland corporation and an Affiliate of the Constellation Sellers.

         "Constellation Sellers" shall have the meaning assigned to it in the recitals to this Agreement.

         "Dispute Period" means the period ending ninety (90) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity
Notice.

         "Dollars" and "$" refers to lawful money of the United States.

         "Effective Date" means the date of this Agreement.

         "Environmental Law" means any Law or Order relating to the regulation or protection of human health and safety or to the regulation, protection and preservation of the environment or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

         "Environmental Permits" means all material licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by any Governmental or Regulatory Authority which are required for the ownership, operation and maintenance of the Ormesa II
Facility under applicable Environmental Law.

         "Facility Lease" means the Lease Agreement between OGII Trust and
Ormesa Geothermal II with respect to the Ormesa II Facility.

         "FPLE" means FPL Energy, LLC, an Affiliate of the Lessee.

         "GAAP" means generally accepted accounting principles in the United
States, consistently applied throughout the specified period.

         "GEM Facility" means the geothermal small power facility located in
East Mesa Known Geothermal Resource Area in Imperial County, California,
commonly known as the GEM Facility.

         "Governmental or Regulatory Authority" means any federal, state, local, foreign or supranational government, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or any Native American tribal council or similar governing entity.

         "Hazardous Material" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials,"
"extremely hazardous wastes," "restricted hazardous wastes," "toxic substances,"
"toxic pollutants" or words of similar import under any Environmental Law; and
(iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

         "Indemnified Party" means any Person claiming indemnification under any provision of Article 11.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.

         "Indemnity Notice" means written notification pursuant to Section
11.2(b) of a claim for indemnity under Article 11 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

         "IRS" means the United States Internal Revenue Service.

         "Knowledge" or similar phrases in this Agreement means, and shall be limited to, the actual knowledge, after making reasonable investigation, of:

                  (i) as to the Constellation Sellers, Charles Linthicum, James
Willey and Karen Dolezal;

                  (ii) as to TriCon, Thomas W. Ludlow.

                  (iii) as to the Purchasers, Ran Raviv or Hezy Ram.

         "Laws" means all constitutions, treaties, laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the
United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Lessee" means Ormesa Geothermal II, a California general partnership.

         "Letter of Intent" means that certain Letter of Intent signed by Ormat
Nevada and countersigned by Constellation and Verizon Capital Corp. on September
17, 2001.

         "Leveraged Lease Documents" means the agreements, certificates and related documents delivered in connection with the transactions described in the
Participation Agreement dated as of July 15, 1987, as amended, including amendments dated as of December 1, 1987, and as of June 30, 1992, among the
Lessor, the Lessee, East Mesa Partners and the other parties named therein, including, without limitation, the Lease Period Operative Agreements, as defined therein.

         "Licenses" means all material licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority, other than Environmental Permits.

         "Liens" means any charge, claim, "adverse claim" (as defined in Section
8-102(a)(1) of the New York Uniform Commercial Code), community property interest, condition, equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest
(preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right, or other restriction or granting of any rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

         "Loss" means any and all damages (including incidental and consequential damages), assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement or diminution in value, costs and expenses
(including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand).

         "Material Adverse Effect" means (a) when used in connection with OGII
Trust, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, Assets and Properties, financial condition, or results of operations of OGII Trust; (b) when used in connection with any Seller, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any other such changes or effects, (i) is materially adverse to the business, Assets and Properties, financial condition, or results of operations of OGII Trust, (ii) is materially adverse to the ability of the
Sellers to perform their obligations under this Agreement or (iii) is reasonably likely to materially delay or prevent consummation of the transactions contemplated hereby; and (c) when used in connection with the Purchasers, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, (i) is materially adverse to the ability of the Purchasers to perform their obligations under this Agreement or (ii) is reasonably likely to materially delay or prevent consummation of the transactions contemplated hereby.

         "MMS Audit Letter" means that certain letter from FPLE (and, to the extent specified therein, certain other parties) addressed to the Purchasers or their Affiliates, delivered in connection with the acquisition by the Purchasers or their Affiliates of the Ormesa I and GEM Facilities, whereby such parties make certain undertakings in respect of liabilities of the Ormesa I and GEM entities to the Minerals Management Service, a bureau in the United States
Department of the Interior, for periods prior to the closing date of that acquisition and prior to the Closing Date hereunder, which letter shall be in form and substance acceptable to the providers thereof and to the Purchasers or their Affiliates, in each case in their sole discretion.

         "OGII Trust" shall have the meaning given to it in the recitals to this
Agreement.

         "Order" means any award, writ, judgment, decision, decree, stipulation, injunction, ruling or similar order of any Governmental or Regulatory Authority
(in each such case whether preliminary or final).

         "Ormesa I Facility" means the geothermal small power facility located in East Mesa Known Geothermal Resource Area in Imperial County, California,
commonly known as the Ormesa I Facility.

         "Ormat Nevada" means Ormat Nevada Inc., a Delaware corporation and an
Affiliate of the Purchasers.

         "Ormat Technologies" means Ormat Technologies Inc., a Delaware
Corporation and an Affiliate of the Purchasers.

         "Ormesa II Facility" shall have the meaning given to it in the recitals to this Agreement.

         "Overlap Period" means any time period beginning before and ending after the Closing Date.

         "Overlap Period Taxes" means any and all Taxes attributable to the
Overlap Period.

         "Participation Agreement" means the Participation Agreement dated as of
July 15, 1987, as amended, including amendments dated as of December 1, 1987, and as of June 30, 1992, among the Lessor, the Lessee, East Mesa Partners and the other parties named therein.

         "Permitted Lien" means (i) any Lien for Taxes (other than income taxes payable by any Seller) not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) any statutory Lien or mechanics Lien arising in the ordinary course of business by operation of Law with respect to a liability (other than liabilities which, under the Leveraged Lease Documents, are payable by any Seller and not subject to reimbursement under the Leveraged
Lease Documents) that is not yet due or delinquent or which is being contested in good faith by any Seller or OGII Trust; (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by any
Governmental or Regulatory Authority; (iv) any minor imperfection of title or similar Lien which individually or in the aggregate with other matters could not reasonably be expected to create a Material Adverse Effect and (v) any Lien securing the Secured Notes and any Additional Notes (as such terms are defined in the Leveraged Lease Documents) or any Permitted Encumbrance (as defined in the Leveraged Lease Documents).

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Pre-Closing Taxes" means any and all Taxes relating to any taxable period ending on or prior to the Closing Date.

         "Prime Rate" means the rate published in The Wall Street Journal as the
"Prime Rate" from time to time (or, if more than one rate is published, the arithmetic mean of such rates), in either case determined as of the date the obligation to pay interest arises (or the most recent publication date prior thereto), but in no event shall any interest under this Agreement exceed the maximum amount permitted by applicable Law.

         "Purchase Price" has the meaning given to it in Section 2.2.

         "Purchased Interests" has the meaning given to it in the recitals to this Agreement.

         "Purchaser(s)" has the meaning given to it in the recitals to this
Agreement.

         "Purchasers Indemnified Parties" has the meaning given to it in Section
11.1(b).

         "Qualified Facility" shall have the meaning given to it in Section 201 of the Public Utilities Regulatory Policies Act of 1978, as amended.

         "Release" means any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

         "Representatives" means, for any Person, any director, officer, manager, employee, counsel, accountant, financial advisor or consultant of such
Person.

         "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim
Notice or an Indemnity Notice.

         "Relevant Seller Consents" has the meaning given to it in Section
3.1(c)(ii).

         "Seller(s)" has the meaning given to it in the recitals to this
Agreement.

         "Sellers Disclosure Schedule" means the disclosure schedule set forth as Schedule II hereto delivered by the Sellers to the Purchasers concurrently with the execution and delivery of this Agreement.

         "Sellers Indemnified Parties" has the meaning given to it in Section
11.1(a).

         "Subsidiary" of any person means any corporation, limited liability company, partnership, joint venture, trust, company or other entity (i) the majority of the voting stock, partnership interests or other similar ownership interests of which is owned, directly or indirectly, by such Person and (ii)
which is controlled by such Person. For purposes of this definition, a corporation, limited liability company, partnership, joint venture, trust or other entity is "controlled by" another Person if such other Person possesses, directly or indirectly, the power to vote 50% or more of the securities
(including partnership interests or other ownership interests) having ordinary voting power for the election of directors (or Persons performing similar functions) of such corporation, limited liability company, partnership, joint venture, trust or other entity or to direct or cause the direction of the day-to-day management and policies of such corporation, limited liability company, partnership, joint venture, trust or other entity, whether through voting rights, by contract or otherwise.

         "Tax Returns" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any taxing authority with respect to any taxes, including, but not limited to, any income taxes.

         "Taxes" means all taxes, charges, duties, fees, levies or other assessments imposed by any United States federal, state or local or foreign taxing authority, including but not limited to, excise, property, sales, use, value added, transfer, franchise, payroll, withholding, social security, unemployment, business license, occupation, stamp, environmental, workers compensation, Pension Benefit Guaranty Corporation premiums or other taxes, including any interest, penalties or additions attributable thereto, excluding
Federal and state income and profits taxes.

         "Termination Date" has the meaning given to it in Section 13.1.

         "Third Party Claim" has the meaning given to it in Section 11.2(a).

         "Transfer Taxes" has the meaning given to it in Section 9.2(a).

         "TriCon" shall have the meaning given to it in the recitals to this
Agreement.

         "Verizon" means Verizon Capital Corp., a Delaware corporation and an
Affiliate of TriCon.

         1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby"
and derivative or similar words refer to this entire Agreement; (iv) the terms
"Article" or "Section" refer to the specified Article or Section of this
Agreement; and (v) "include" or "including" means including without limiting the generality of any description preceding such term. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless
Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a
Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                   ARTICLE 2
              SALE AND PURCHASE OF PURCHASED INTERESTS AND CLOSING

         2.1 The Sale. On the basis of the representations, warranties and undertakings set forth in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller severally, and not jointly and severally, shall sell, transfer, convey, assign and deliver to the Purchasers, or one or more nominees of the Purchasers designated at the
Closing, free and clear of all Liens other than Permitted Liens, and the
Purchasers will purchase and pay for, the Purchased Interests set forth opposite such Seller's name on Schedule I hereto.

         2.2 Purchase Price. As consideration for the Purchased Interests, on the terms and subject to the conditions set forth in this Agreement, at the
Closing the Purchasers shall pay the following amounts (collectively, the
"Purchase Price"):

                  (i) An amount of Three Hundred and Thirty Thousand Dollars
($330,000.00) to Constellation in consideration for the Purchased Interests being sold by the Constellation Sellers; and

                  (ii) An amount of Three Hundred and Thirty Thousand Dollars
($330,000.00) to TriCon, in consideration for the Purchased Interests being sold by it.

         2.3 Closing. The Closing will take place at the offices of Chadbourne &
Parke LLP, 1200 New Hampshire Avenue, N.W., Washington D.C, 20036, at 10:00 a.m.
on the Closing Date or at such other place and such other time as the Purchasers and the Sellers mutually agree. At the Closing, the Purchasers will pay the amounts set forth in Section 2.2 by wire transfer of immediately available
United States funds to such account or accounts as each Seller may direct by written notice delivered to the Purchasers at least two (2) Business Days before the Closing. Simultaneously, the Sellers will assign and transfer to the
Purchasers good

title in and to the Purchased Interests (free and clear of all Liens other than
Permitted Liens) by execution and delivery of a Transfer Instrument, in the form attached hereto as Exhibit I. At the Closing, there shall also be delivered to the Sellers and the Purchasers the opinions, certificates and other contracts, documents and instruments required to be delivered under Articles 7 and 8. At the Closing, the Purchasers will assume or repay the CIGNA Debt.

         2.4 Allocation of Payment Amounts. The Purchasers and the Sellers agree to report the allocation of the Purchase Price among the Purchased Interests in accordance with Section 2.2. 2.5 Further Assurances. At any time and from time to time after the Closing Date, at the request of the Purchasers, and without further consideration, each of the Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchasers and to confirm the Purchasers' title to the Purchased Interests.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         3.1 Representations and Warranties of the Sellers. As an inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally, and not jointly and severally with any other Seller, represents and warrants with respect only as to itself and
OGII Trust, as applicable, that as of the date of this Agreement and, except as otherwise expressly provided, as of the Closing Date:

         (a) Organization, Standing. Such Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authority. Such Seller has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer the Purchased Interests owned by it. The execution and delivery by such Seller of this Agreement, and the performance by such Seller of its obligations hereunder, have been duly and validly authorized by all necessary action on its behalf. This Agreement has been duly and validly executed and delivered by such Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         (c) No Conflicts. The execution and delivery by such Seller of this
Agreement does not, and the performance by such Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate of incorporation and by-laws or any resolution adopted by its board of directors; or

                                       10

                  (ii) assuming that the relevant consents, approvals and
waivers applicable to such Seller described in Section 3.1(c) of the Sellers
Disclosure Schedule (the "Relevant Seller Consents") have been obtained and that the conditions set forth in Sections 7.5 and 8.5 have been satisfied, be in violation of or result in a default (or give rise to any right of purchase, termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (other than the Leveraged Lease Documents, as to which this representation does not apply) to which such Seller is a party or by which it or any of the Purchased Interests owned by it may be bound, or result in the creation of a Lien on such Purchased Interests; or

                  (iii) assuming that the Relevant Seller Consents have been obtained, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to it or any of its Assets and
Properties;

         (d) Governmental Approvals; Filings. Except as set forth in Section
3.1(d) of the Sellers Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such Seller or OGII Trust is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         (e) Purchased Interests. Such Seller is the holder under the provisions of the trust agreement or other relevant legal agreement governing the creation of OGII Trust and the ownership of trust interests therein and the beneficial owner of the Purchased Interests set forth opposite its name on Schedule I, free and clear of all Liens, other than Permitted Liens.

         (f) Legal Proceedings.

                  (i) Except as set forth in Section 3.1(f) of the Sellers
Disclosure Schedule, to the Knowledge of such Seller, there are no actions or proceedings pending against such Seller or threatened against it or OGII Trust which could reasonably be expected (A) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal, materially delaying or preventing the consummation of, or awarding damages as a result of, any of the transactions contemplated by this Agreement, or (B) individually or in the aggregate, to create a OGII Trust Material Adverse Effect; and

                  (ii) Except as set forth in Section 3.1(f) of the Sellers
Disclosure Schedule, to the Knowledge of such Seller, there are no Orders outstanding against such Seller or OGII Trust which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (g) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by such Seller directly with the Purchasers without the intervention of any Person on behalf of such
Seller in such manner as to give rise to any valid claim by any Person against the Purchasers for a finder's fee, brokerage commission or similar payment.

         (h) Solvency. Such Seller (i) is not entering into this Agreement with actual intent to hinder, delay or defraud creditors, (ii) is not insolvent,
(iii) will not become insolvent as

                                       11

a result of the transfers contemplated by this Agreement, (iv) is capable of paying its debts as they mature, (v) will remain capable of paying its debts as they mature after effecting such transfers and (vi) is receiving a reasonably equivalent value in exchange for the Purchased Interests and the transactions contemplated by this Agreement. The transfer of the Purchased Interests is not wrongful or fraudulent with respect to such Seller's creditors, and no creditor shall be entitled to bring any claim under any Law against such Seller or the
Purchasers with respect to such transfer.

         (i) Financial Statements. Seller has no knowledge of the existence of any financial statements for OGII Trust.

         (j) Absence of Certain Changes. Since January 1, 2001, except as disclosed in Section 3.1(j) of the Sellers Disclosure Schedule, such Seller has not received notice from, or given a direction or consent to, OGII Trust with respect to:

                  (i) any of the Assets and Properties of OGII Trust being
subjected to any Lien, other than Liens existing on the date hereof or Permitted
Liens;

                  (ii) the incurrence or creation by OGII Trust of indebtedness or obligation, the assumption or guaranteeing by OGII Trust (whether by way of guarantee, endorsement, indemnity, warranty or otherwise) of any indebtedness or obligation of any other Person;

                  (iii) any sale, transfer, lease or other disposal of any
Assets and Properties of OGII Trust, except in the ordinary course of business consistent with past practice;

                  (iv) the incurrence by OGII Trust of any material liabilities or obligations which would be required by GAAP to be shown on its balance sheet or the footnotes thereto other than as expressly contemplated by the Leveraged
Lease Documents;

                  (v) any damage, destruction or casualty loss (whether or not covered by insurance) to or of any Assets or Properties of OGII Trust in excess of $50,000.00;

                  (vi) the entering into by OGII Trust of any transaction
outside the ordinary course of its business;

                  (vii) the renegotiation, amendment, waiver in writing or
termination (partially or completely) of any Contract to which OGII Trust is a party, or any Environmental Permit or License related to the ownership and operations of the Ormesa II Facility;

                  (viii) any payment, loan or advance to, or the entering into of any agreement, arrangement or transaction with, any Affiliate of OGII Trust, or any business or entity in which any Affiliates of OGII Trust, or any directors, officers or employees of any of the foregoing have either a direct or indirect interest that will continue in effect beyond the Closing other than in the ordinary course of business;

                  (ix) a change of OGII Trust's organizational documents;

                                       12

                  (x) the reaching of any understanding or the entering into of any Contract or commitment (contingent or otherwise) to do or engage in, or which could result in any of the foregoing.

         (k) Regulatory Status. To the Knowledge of such Seller, neither it nor
OGII Trust has received any written notice from any Governmental or Regulatory
Authority of any claim, action, proceeding or investigation denying, challenging or otherwise questioning the status of the Ormesa II Facility as a Qualified
Facility.

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser severally, and not jointly and severally, represents and warrants with respect only to itself, to the Sellers that as of the date of this
Agreement and, except as otherwise expressly provided, as of the Closing Date:

         4.1 Organization Existence. Each Purchaser is a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

         4.2 Authority. The execution and delivery by each Purchaser of this
Agreement and the performance by each Purchaser of its obligations hereunder have been duly and validly authorized by all necessary action on its behalf.
This Agreement has been duly and validly executed and delivered by each
Purchaser and constitutes the legal, valid and binding obligation of each
Purchaser enforceable against it in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         4.3 No Conflicts. The execution and delivery by each Purchaser of this
Agreement, the performance by each Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of each
Purchaser or any resolution adopted by its board of directors;

         (b) be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which each Purchaser is a party or by which any of its respective Assets and Properties may be bound; or

         (c) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to each Purchaser or any of its Assets and Properties.

         4.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of each Purchaser

                                       13

is required in connection with the execution, delivery and performance of this
Agreement or the consummation of the transactions contemplated hereby.

         4.5 Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of each Purchaser, threatened against it or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         4.6 Brokers and Investment. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by each
Purchaser, or an Affiliate thereof, directly with the Sellers without the intervention of any other Person on behalf of each Purchaser in such manner as to give rise to any valid claim by any Person (including, for the avoidance of doubt, any Affiliate of each Purchaser) against the Sellers for a finder's fee, brokerage commission or similar payment.

         4.7 Absence of Regulation. None of the Purchasers is subject to regulation as an "electric utility company," "public utility company" or
"holding company" under the Public Utility Holding Company Act of 1935, as amended. None of the Purchasers is an "investment company" or a company
"controlled" by an "investment company" within the meaning of the Investment
Company Act of 1940, as amended, or an "investment advisor" within the meaning of the Investment Company Act of 1940, as amended.

         4.8 Purchase for Investment. The Purchasers are acquiring the Purchased
Interests for investment for their own account, and not with a view to resell or distribute any part thereof; neither Purchaser has a present intention to sell, grant a participation in or otherwise distribute the Purchased Interests;
provided, however, that the right to dispose of the Purchased Interests shall be entirely within the sole discretion of the Purchasers.

         The Purchasers understand and acknowledge that the Purchased Interests have not been registered under the Securities Act of 1933, as amended, or under any applicable blue sky or state securities law, and agree that any sale by the
Purchasers of such interests may only be made in compliance therewith.

         4.9 Financing. The Purchasers have sufficient cash and/or access to sufficient cash through their Affiliates to make the payments required under
Section 2.2 of this Agreement.

         4.10 Knowledgeable Purchasers. The Purchasers (i) are represented by competent legal, tax and financial counsel in connection with the negotiation, execution and delivery of this Agreement, (ii) together with their Affiliates, have sufficient knowledge and experience in owning, managing and operating power generating facilities to enable them to evaluate OGII Trust, the Ormesa II
Facility and the business of OGII Trust, and the technical, commercial, financial, legal, regulatory and other risks associated with owning the
Purchased Interests, and (iii) acknowledge that pursuant to this Agreement they will have, prior to the Effective Date, performed all due diligence that they have deemed necessary to perform in order to close the transactions contemplated hereby, and that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, they have

                                       14

relied on their own independent investigation, analysis and evaluation of OGII
Trust and its assets and properties, business, financial condition and prospects and upon the express representations, warranties and covenants in this Agreement and in any certificate delivered at the Closing.

                                   ARTICLE 5
                            COVENANTS OF THE SELLERS

         Each Seller severally, and not jointly and severally, covenants and agrees with the Purchasers that, from the date hereof to the earlier of the termination of this Agreement or the Closing Date (or, with respect to the covenants and agreements contained in Section 5.3, until fully performed), such
Seller will comply with all covenants and provisions of this Article 5, except to the extent the Purchasers may otherwise consent in writing.

         5.1 Regulatory and Other Approvals.

         (a) Such Seller shall:

                  (i) take all commercially reasonable steps necessary or
desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain, the Relevant Seller
Consents relevant to it and all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental or Regulatory Authorities or any other Person required of such Seller to consummate the transactions contemplated hereby;

                  (ii) provide such other information and communications to such
Governmental or Regulatory Authorities or other Persons as such Governmental or
Regulatory Authorities or other Persons may reasonably request in connection therewith; and

                  (iii) provide reasonable cooperation to the Purchasers in
obtaining other consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Purchasers (as identified by the Purchasers to the Sellers in writing and at Purchasers' cost and expense) to consummate the transactions contemplated hereby. Prior to making any such filings with or providing any information to a Governmental or Regulatory Authority pursuant to this Section
5.1, such Seller agrees to consult with the Purchasers regarding such filings and information, to obtain the Purchasers' written consent before submitting any filings containing any undertakings, obligations or conditions that survive the
Closing Date, and to provide copies of such filings and information to the
Purchasers.

         (b) Such Seller will provide prompt notification to the Purchasers when any such consent, approval, action, filing or notice referred to in clause
(a)(i) above is obtained, taken, made or given, as applicable, and will advise the Purchasers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or
Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

                                       15

         5.2 Access of the Purchasers. Such Seller will provide or cause to be provided to the Purchasers and their Representatives, and in respect of OGII
Trust, will provide to OGII Trust such direction as it may require in response to requests of the Purchasers to be provided with, reasonable access, upon reasonable prior notice and during normal business hours, to the officers and agents of such Seller and OGII Trust who have any responsibility for OGII Trust or the Ormesa II Facility, and to OGII's accountants, and (to the extent of their rights under the Leveraged Lease Documents) to the Ormesa II Facility and
the Books and Records of OGII Trust necessary to allow the Purchasers to perform their obligations and exercise their rights under this Agreement; provided that no investigation pursuant to this Section by the Purchasers will affect, or limit liability for, any representation or warranty of the Sellers contained in this Agreement.

         5.3 Performance Until Closing. Until the Closing Date, such Seller shall be responsible for its proportionate share of all amounts payable by OGII
Trust under any Contract and for the timely and full performance of all obligations of OGII Trust thereunder, and the enforcement of all provisions thereof to the extent, and only to the extent, a Trustor is required to do so under the Leveraged Lease Documents.

         5.4 Certain Restrictions. Except as the Purchasers may specifically authorize in writing, such Seller will not direct or authorize OGII Trust to:

         (a) except as expressly provided in the Leveraged Lease Documents (i)
declare, set aside for payment or make any distributions (other than in cash)
with respect to any of its trust interests; (ii) redeem, purchase or otherwise acquire any of its trust interests or any rights, warrants or options for, or securities convertible into, trust interests; or (iii) split, combine or reclassify any of its trust interests or issue or authorize the issuance of, or grant any registration rights with respect to, any trust interests in lieu of or in substitution for any of its trust interests;

         (b) issue, deliver, sell, pledge, dispose of or otherwise subject to any Lien any of its trust interests, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such trust interests, voting securities or convertible securities or equity equivalent;

         (c) incur, permit or allow any Lien on any of its Assets and
Properties, other than Liens existing on the date hereof or Permitted Liens;

         (d) incur or create any indebtedness or obligation, or assume or guarantee (whether by way of guarantee, endorsement, indemnity, warranty or otherwise) any indebtedness or obligation of any other Person;

         (e) sell, convey, transfer, lease or otherwise dispose of any Assets and Properties, except in the ordinary course of business consistent with past practice;

         (f) incur any material liabilities or obligations which would be required by GAAP to be shown on its balance sheet or the footnotes thereto;

                                       16

         (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or acquiring by any other manner, any business or any corporation, partnership, association or other Person;

         (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion its legal nature or ownership;

         (i) change its trust agreement or any other organizational documents;

         (j) change its accounting methods or practices (including any change in depreciation or amortization policies, or rates thereof);

         (k) revalue any of its assets, make any Tax election, change any annual
Tax accounting period, amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or fail to make the payments or consent to an extension or waiver of the limitations period applicable to any Tax claim or assessment;

         (l) pay, discharge or satisfy any obligation or liability other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of obligations or liabilities reflected in the
Leveraged Lease Documents, or incurred in the ordinary course of business consistent with past practice;

         (m) enter into, amend or modify in any material way, terminate
(partially or completely), grant any waiver of any material term under, or give any material consent with respect to any Contract, Environmental Permit or
License related to the ownership and operation of the Ormesa II Facility or any other aspect of the business of OGII Trust or any other Contract, if any of such actions with respect to such other Contracts would result in a Material Adverse
Effect;

         (n) enter into any understanding or any Contract to do or engage in, or which could result in, any of the foregoing.

         5.5 Fulfillment of Conditions. From the date hereof to the earlier of the termination of this Agreement or the Closing Date, such Seller will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Purchasers contained in this Agreement which are the obligations of the Sellers, and, unless commercially reasonable to do so, will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

         5.6 Permits. After the date hereof and up to the Closing Date or the earlier termination of this Agreement, such Seller will not authorize, direct or consent to OGII Trust not (a) maintaining in effect all its existing Licenses and Environmental Permits and (b) not obtaining any additional Licenses and
Environmental Permits not already issued, that are required in connection with the normal course of business as conducted by OGII Trust as of the Effective
Date and are required to be obtained by OGII Trust under the Leveraged Lease
Documents.

                                       17

         5.7 Books and Records. On or before the Closing Date, each Seller will cause all Books and Records in its possession belonging or relating to OGII
Trust to be in the possession of OGII Trust, and the Sellers will direct OGII
Trust to make such Books and Records available to such Persons as the Purchasers shall instruct.

         5.8 Operation in the Ordinary Course of Business. Between the date of this Agreement and the Closing Date, such Seller will not authorize, direct or consent to OGII Trust not complying with its obligations under the Leveraged
Lease Documents (except to the extent failure to so operate would not result in a Material Adverse Effect), and such Seller will comply with its obligations as a Trustor under the Leveraged Lease Documents.

         5.9 No Negotiations. Neither such Seller nor any of its affiliates, advisors or agents shall, directly or indirectly, initiate discussions with, engage in negotiations with, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of its business or assets, or its trust interests of OGII Trust to any person other than the Purchasers.

         5.10 Notice. Between the date of this Agreement and the Closing Date, such Seller will promptly notify the Purchasers in writing if such Seller becomes aware of any fact or condition that causes or constitutes a material breach of such Seller's representations and warranties as of the date of this
Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the schedules if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, the applicable Seller will promptly deliver to the Purchasers a supplement to the schedules specifying such change. During the same period, upon becoming aware of the same, such Seller will promptly notify the Purchasers of the occurrence of any breach of any covenant of such Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely. The delivery of any notice pursuant to this
Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, for purposes of the closing conditions set forth in this Agreement or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, however, that if following any such notice, the Purchasers shall proceed with the Closing, the representations and warranties hereunder shall be deemed to have been modified to the extent of such notice.

                                   ARTICLE 6
                           COVENANTS OF THE PURCHASERS

         Each Purchaser covenants and agrees with the Seller that from the date hereof to the earlier of the termination of this Agreement or the Closing Date it will comply with all covenants and provisions of this Article 6, except to the extent the Seller may otherwise consent in writing.

                                       18

         6.1 Regulatory and Other Approvals.

         (a) The Purchasers shall:

                  (i) take all commercially reasonable steps necessary or
desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to,
Governmental or Regulatory Authorities or any other Person required of the
Purchasers to consummate the transactions contemplated hereby;

                  (ii) provide such other information and communications to such
Governmental or Regulatory Authorities or other Persons as such Governmental or
Regulatory Authorities or other Persons may reasonably request in connection therewith, and

                  (iii) provide reasonable cooperation to the Sellers in
obtaining all other consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other
Persons required of the Sellers to consummate the transactions contemplated hereby.

         (b) The Purchasers will provide prompt notification to the Sellers when any such consent, approval, action, filing or notice referred to in clause
(a)(i) above is obtained, taken, made or given, as applicable, and will advise the Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or
Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

         6.2 Fulfillment of Conditions. From the date hereof to the earlier of the termination of this Agreement or the Closing Date, the Purchasers will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Sellers herein which are the obligations of the Purchasers, and, unless commercially reasonable to do so, will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

         (a) Use of Certain Names. As soon as practicable, and in all events within ninety (90) days after the Closing, the Purchasers shall cause OGII Trust to eliminate any reference to the Sellers or their Affiliates or any word or expression constituting an abbreviation of the Sellers or their Affiliates names from the names under which OGII Trust conducts business, and all of the foregoing words, expressions and abbreviations shall be removed from the property, stationery and literature of OGII Trust, and thereafter, the
Purchasers and OGII Trust shall not use any logos, trademarks or tradenames, belonging to the Sellers or any Affiliate thereof.

         6.3 Notice. Between the date of this Agreement and the Closing Date, the Purchasers will promptly notify the Sellers in writing if either Purchaser becomes aware of any fact or condition that causes or constitutes a breach of such Purchaser's representations and warranties as of the date of this
Agreement, or such Purchaser becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or

                                       19

discovery of such fact or condition. Should any such fact or condition require any change in the schedules to this Agreement if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, the
Purchasers will promptly deliver to the Sellers a supplement to the schedules specifying such change. During the same period, the Purchasers will promptly notify the Sellers of the occurrence of any breach of any covenant of the
Purchasers in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the Purchaser for purposes of the closing conditions set forth in this Agreement or (ii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, however, that if following such notice, the Sellers shall proceed with the closing, the representations and warranties hereunder shall be deemed to have been modified to the extent of such notice.

                                   ARTICLE 7
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS

         The obligations of the Purchasers hereunder to purchase the Purchased
Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchasers in their sole discretion):

         7.1 Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing
Date as though made on and as of each such date except to the extent specifically relating to a prior time.

         7.2 Performance. The Sellers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them (other than those set forth in Section 5.4, which shall have been complied with in all respects) at or before the Closing.

         7.3 Officers' Certificates. Each of the Sellers shall have delivered to the Purchasers a certificate, dated the Closing Date and executed by an officer of the respective Seller, reasonably satisfactory in form and substance to the
Purchasers, as to the matters set forth in Section 7.1 and 7.2, and a certificate, dated the Closing Date and executed by the Secretary or any
Assistant Secretary of each Seller, reasonably satisfactory in form and substance to the Purchasers.

         7.4 Orders and Laws. There shall not be in effect, pending or threatened on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         7.5 Regulatory Consents and Approvals. All Relevant Seller Consents and
all consents, approvals and actions of, filings with and notices to any
Governmental or Regulatory Authority necessary to permit the Purchasers and the
Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, including all Consents by third parties necessary for the transfer or assignment to the Purchasers or their designee of the

                                       20

Purchased Interests, as required to consummate the transactions contemplated hereby, and all terminations or expirations of waiting periods imposed by any
Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

         7.6 No Material Adverse Effect. There shall not have occurred on or after the Effective Date and be continuing (i) any change or event that has a
Seller Material Adverse Effect or (ii) any casualty loss to the Ormesa II
Facility, whether or not covered by insurance that has not been repaired to the reasonable satisfaction of the Purchasers.

         7.7 Deliveries. The Sellers shall have executed and delivered to the
Purchasers all certificates, if any, evidencing the Purchased Interests, duly endorsed to the Purchasers or their nominee, and all other documents contemplated hereby to be executed and delivered by the Sellers on or before
Closing, which documents shall be in form and substance reasonably satisfactory to the Purchasers and their counsel, and the Sellers shall have used reasonable efforts to cause OGII Trust to turn over to the Purchasers (or made arrangements for the turnover which are satisfactory to the Purchasers) the Books and Records of OGII Trust.

         7.8 Release. The Sellers shall have delivered to the Purchasers an instrument dated the Closing Date in form and substance reasonably satisfactory to the Purchasers and their counsel releasing any and all claims the Sellers and their Affiliates may have against OGII Trust, except for such claims arising pursuant to this Agreement. For the avoidance of doubt, the Sellers are not releasing any claims they may have against the Lessee or the Owner Trustee under
Sections 6 and 7 of the Participation Agreement or any other provision of the
Leveraged Lease Documents that survives the termination thereof.

         7.9 Good Standing. The Sellers shall have delivered to the Purchasers certificates, dated as of a date no more than ten (10) days prior to the Closing
Date, duly issued by the appropriate authorities, showing that the Sellers and
OGII Trust are in good standing and authorized to do business.

         7.10 MMS Audit Letter. The MMS Audit Letter shall have been entered into and shall be in full force and effect.

                                   ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

         The obligations of the Sellers hereunder to sell the Purchased
Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers in their sole discretion):

         8.1 Representations and Warranties. The representations and warranties made by the Purchasers in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the
Closing Date as though made on and as of each such date except to the extent specifically relating to a prior time.

                                       21

         8.2 Performance. The Purchasers shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.

         8.3 Officers' Certificates. The Purchasers shall have delivered to the
Sellers a certificate, dated the Closing Date and executed by an officer of each
Purchaser, reasonably satisfactory in form and substance to the Sellers, as to the matters set forth in Sections 8.1 and 8.2, and a certificate, dated the
Closing Date and executed by the Secretary or any Assistant Secretary of each
Purchaser, reasonably satisfactory in form and substance to the Sellers.

         8.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this
Agreement.

         8.5 Regulatory Consents and Approvals. All Relevant Seller Consents and
all consents, approvals and actions of, filings with and notices to any
Governmental or Regulatory Authority necessary to permit the Sellers and the
Purchasers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

         8.6 Deliveries. The Purchasers shall have executed and delivered to the
Sellers all documents contemplated hereby to be executed and delivered by the
Purchasers on or before Closing, which documents shall be in form and substance reasonably satisfactory to the Sellers and their counsel.

         8.7 Good Standing. The Purchasers shall have delivered to the Sellers certificates, dated as of a date no more than ten (10) days prior to the Closing
Date, duly issued by the appropriate authorities, showing that the Purchasers are in good standing and authorized to do business.

         8.8 Qualified Transfer. The Sellers shall have received a certificate from the Purchasers to the effect that the CIGNA Debt has been paid off in full, the Purchasers or their Affiliates have purchased all of the equity interests in the Lessee, and that each of the Purchasers and all such Affiliates waive the requirements of Section 3.7(d) of the Participation Agreement (as such term is defined in the Facility Lease).

         8.9 Termination of Obligations. The First Amended Guaranty Agreement
from Constellation Investments, Inc. dated June 15, 1988 in favor of Bank of
California, as Owner Trustee and the Guaranty Agreement from Constellation
Investments, Inc. dated July 15, 1987 in favor of certain other parties to the
Leveraged Lease Documents shall have been released, or the obligations thereunder shall have been assumed by Ormat Technologies, Inc. to the satisfaction of Constellation Investments.

         8.10 MMS Audit Letter. The MMS Audit Letter shall have been entered into and shall be in full force and effect.

                                       22

                                   ARTICLE 9
                                   TAX MATTERS

         9.1 Representations, Warranties and Covenants. Except as expressly otherwise provided, each Seller, severally and not jointly with any other
Seller, represents, warrants and covenants that as of the date of this Agreement and, except as otherwise expressly provided, as of the Closing Date:

         (a) (i) OGII Trust has filed when due all Tax Returns that are required to be filed by it on or before the Closing Date; and (ii) OGII Trust has timely paid all Taxes imposed on or incurred by it as shown on such Tax Returns as being owed. Neither the Sellers nor OGII Trust has been notified in writing of any claim or potential claim by any tax authority for unpaid Taxes relating to events or periods before the Closing Date. There have not been any tax audits with respect to, and no claims have been made by, OGII Trust or the Sellers under any tax indemnities in the Facility Lease. The Sellers are not foreign persons within the meaning of Section 1445 of the Code. The Constellation
Sellers, but not TriCon, represent and warrant that neither the Constellation
Sellers nor, to their Knowledge, OGII Trust, have taken a position on any Tax
Return that is inconsistent with (x) the tax treatment of OGII Trust as a partnership or (y) the position that the Facility Lease is a true lease for all federal and California state and local income tax purposes.

         (b) No "check-the-box" elections have been filed pursuant to Treasury
Regulations ss. 301.7701-3 for OGII Trust within the 60-month period ending on the Closing Date.

         (c) True and complete copies of all Tax Returns and all schedules thereto filed by, or on behalf of, OGII Trust for all prior taxable years have been (or will be upon request) made available to the Purchasers for inspection.

         9.2 Tax Matters.

         (a) Transfer Taxes. The Purchasers shall pay all sales, use, transfer, stock transfer and other similar taxes and fees ("Transfer Taxes") if any, arising out of or in connection with the sale of the Purchased Interests pursuant to this Agreement.

         (b) Pre-Closing Income Taxes and Overlap Period Income Taxes. Each
Seller shall be responsible for all Pre-Closing federal, state and local income taxes ("Income Taxes") and for Overlap Period Income Taxes to the extent they relate to events or periods through 12:00 a.m. (California time) on the Closing
Date. Each Seller shall prepare and file, or cause to be filed, Tax Returns for
Pre-Closing Income Taxes. The Purchasers shall prepare and file Tax Returns for
Overlap Period Income Taxes, and will supply the Sellers with a draft of any such returns and a written request for payment of each Sellers share of such
Income Taxes. The Purchasers preparation of any such Tax Returns shall be subject to the Sellers' approval, which shall not be unreasonably withheld or delayed. Payments of the Sellers' share must be made to the Purchasers by wire transfer within thirty (30) business days after such request. Liability for
Overlap Period Income Taxes will be allocated between the Sellers and the
Purchasers on a

                                       23

closing of the books method. The parties agree to cooperate with one another with respect to preparing and filing Tax Returns.

         (c) Refunds. Any refund or credit of Pre-Closing Taxes or Overlap
Period Income Taxes paid by the Sellers shall be for the benefit of the Sellers.
The Purchasers shall pay any such refund to the Sellers within thirty (30) days after the Purchasers or OGII Trust receive such refund or actually realize the benefit of such credit.

         (d) Contests. The Purchasers agree that, in the event the Purchasers or
OGII Trust receive notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter related to any Pre-Closing Income Taxes or Overlap Period Income Taxes for which the Sellers may be liable under Section 9.2(b), the Purchasers will notify the
Sellers in writing promptly after receipt of such notice. The Purchasers will be entitled to control any tax contest, except to the extent that responsibility for the disputed tax liability falls solely on the Sellers; provided, however, that if responsibility for the disputed tax liability falls solely on the
Sellers but the contest involves issues that may recur on a later tax Return of
OGII Trust or the Purchasers with respect to OGII Trust, the Purchasers will control such tax contest. The Sellers shall notify the Purchasers in writing within thirty (30) business days following receipt of the notice from the
Purchasers described in this paragraph 9.2(c) that the Sellers assume control over the contest if so entitled. Each party will bear its own expenses, and the controlling party will keep the other party informed of developments in the case. The controlling party or parties shall attempt in good faith to ensure that the noncontrolling party or parties have the opportunity to attend meetings with tax officials and to comment on any written submissions before they are submitted. Suggestions by the noncontrolling party or parties about the conduct of the contest will be considered in good faith by the controlling party, but the controlling party will make the ultimate decision on whether, how long and in what manner to contest. The obligations of the Sellers under this Section
9.2(d) shall be subject to any restrictions or limitations placed upon the
Sellers under the Leveraged Lease Documents unless such restrictions or limitations (if any) are waived.

         (e) Information. In connection with preparing any Tax Return or preparing for any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Income Taxes, the Sellers, the Purchasers and OGII Trust will provide the relevant portion of any information, records or documents relating to Income Taxes as may be reasonably requested by another Party. The Sellers will not destroy any records related to OGII Trust for tax periods commencing before the Closing Date for a period of seven (7) years following the date thereof without first giving notice to and obtaining the written consent of the Purchasers (whose consent shall not be unreasonably withheld).

                                   ARTICLE 10
                                    SURVIVAL

         10.1 Survival of Representations, Warranties, Covenants and Agreements.
The representations, warranties, covenants and agreements of the Sellers and the
Purchasers contained in this Agreement (other than (i) the covenants and agreements contained in Articles 10, 11 and 12, which covenants and agreements shall survive in accordance with their terms, (ii) the covenants and agreements in Section 14.5, which covenants and agreements shall survive for

                                       24

a period of two (2) years after the Closing, (iii) the representations and warranties contained in Sections 3.1(a), (b), (c), (e) and (g); 4.1; 4.2; 4.3
and 4.6; which covenants, representations and warranties shall survive indefinitely after the Closing, and (iv) the covenants and agreements contained in Article 9, which covenants and agreements shall survive for the applicable statute of limitations; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be time barred.

         10.2 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, each party agrees that the Sellers are making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in Section 3.1 and in any certificate delivered pursuant to Article 7. In particular, the Sellers make no representation or warranty to the Purchasers with respect to (i) the cost of operating the Ormesa II Facility or the revenues to be derived therefrom; (ii)
the accuracy of any forecast, study or projection relating to the business or condition of OGII Trust; (iii) whether the Ormesa II Facility can be financed;
(iv) the ultimate feasibility or economic worth of the Ormesa II Facility; or
(v) the effect on the business or condition of OGII Trust of the sale of the
Purchased Interests to the Purchasers. With respect to any projection or forecast delivered by or on behalf of the Sellers to the Purchasers, the
Purchasers acknowledge that (i) there are uncertainties inherent in attempting to make such projections, studies and forecasts, (ii) they are familiar with such uncertainties and (iii) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections, studies and forecasts furnished to them.

                                   ARTICLE 11
                                 INDEMNIFICATION

         11.1 Indemnification. (a) Each of the Constellation Sellers and
Constellation Power, Inc., jointly and not severally, but only with respect to the Constellation Sellers, and each of Tricon and Verizon, jointly and not severally, but only with respect to themselves and no other Seller shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless, on an
After-Tax Basis, the Purchasers and their Affiliates and the respective officers, directors, employees and shareholders of the foregoing, and their successors and assigns (the "Purchasers Indemnified Parties") from, against and with respect to any claim, liability, obligation or Loss, of any kind or character, suffered, incurred or sustained by the Purchasers or any of the foregoing or to which it or they become subject, arising out of or in any manner incident, relating or attributable to:

                  (i) any inaccuracy in any representation or breach of warranty of such Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by any Seller in connection with this Agreement;

                  (ii) any failure by any of the Sellers to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any of them under this Agreement or under any certificates or other documents or agreements executed by any Seller in connection with this Agreement; and

                                       25

                  (iii) any events, occurrences or conditions relating to the
Purchased Interests, in respect of all periods prior to the Closing but excluding any events, occurrences or conditions caused by the Purchasers or their Affiliates.

         (b) The Purchasers shall, to the fullest extent permitted by Law, jointly and severally, indemnify, defend and hold harmless, on an After-Tax
Basis, the Sellers, and their Affiliates and the respective partners, officers, directors, employees and shareholders of the foregoing, and their successors and assigns (the "Sellers Indemnified Parties") from, against and with respect to any claim, liability, obligation judgment or Loss, of any kind or character, suffered, incurred or sustained by the Sellers or any of the foregoing or to which they become subject, arising out of or in any manner incident, relating or attributable to:

                  (i) any inaccuracy in any representation or breach of warranty of the Purchasers contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Purchasers in connection with this Agreement;

                  (ii) any failure by the Purchasers to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by the Purchasers in connection with this
Agreement; and

                  (iii) any events, occurrences or conditions relating to the
Purchased Interests, OGII Trust, or the Ormesa II Facility in respect of all periods after the Closing.

         (c) Notwithstanding anything herein to the contrary, no indemnification shall be available to the Purchasers Indemnified Parties under Section 11.1(a)
hereof or to the Sellers Indemnified Parties under Section 11.1(b) hereof:

                  (i) unless, with respect to any claim, the Loss involves an amount in excess of $25,000.00; and

                  (ii) unless the aggregate amount of Damages that would
otherwise be subject to indemnification with respect to such claim and all prior claims exceeds $250,000.00 (such amount, the "Threshold Amount"), in which case the party(ies) entitled to such indemnification shall be entitled to receive all amounts in excess of the Threshold Amount.

         (d) Notwithstanding anything herein to the contrary, no Seller shall have any obligation to indemnify any Purchasers Indemnified Party for any Losses pursuant to Section 11.1(a) hereof, and the Purchasers shall have no obligation to indemnify any Sellers Indemnified Party for any Losses pursuant to Section
11.1(b) hereof, in each case to the extent such Losses arise from the willful misconduct or gross negligence of any Purchaser or the Sellers, as applicable.

         (e) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Constellation Sellers and Constellation Power, Inc.
to the Purchasers Indemnified Parties under this Agreement shall not exceed an amount equal to $50,000.00 and the maximum aggregate liability of TriCon and
Verizon to the Purchasers Indemnified Parties under this Agreement shall not exceed an amount equal to $50,000.00; provided that the limitations

                                       26

contained in this clause shall not apply to Damages arising from a breach of the representations in Sections 3.1(a), 3.1(b), and 3.1(e).

         11.2 Method of Asserting Claims. All claims for indemnification by any
Indemnified Party under this Section 11.2 will be asserted and resolved as follows:

         (a) In the event any claim or demand in respect of which an Indemnified
Party might seek indemnity under Section 11.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than the Sellers,
Constellation Power, Inc., the Purchasers or any Affiliate of the Sellers or the
Purchasers (a "Third Party Claim"), the Indemnified Party shall deliver a Claim
Notice with reasonable promptness (and in any event within 60 days of becoming aware of the basis for such Claim Notice) to the Indemnifying Party.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the
Indemnified Party with respect to the Third Party Claim pursuant to this Section
11.2(a), and confirms its liability with respect thereto, then the Indemnifying
Party will have the right to defend, at the sole cost and expense of the
Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying
Party, with counsel reasonably acceptable to the Indemnified Party, to a final conclusion or will be settled at the discretion of the Indemnifying Party
(subject to the limitations set forth below). From and after the Indemnifying
Party's delivery of the notice referred to in the first sentence of this Section
11.2(a)(i), the Indemnifying Party will have full control of such defense and proceedings, including any settlement thereof; provided, that the Indemnifying
Party may not settle or compromise any Third Party Claim in any manner that results in any continuing liability or obligation for the Indemnified Party or any admission of liability or wrongdoing by the Indemnified Party, without, in any such case, the prior written consent of the Indemnified Party, which will not be unreasonably withheld. If requested by the Indemnifying Party, the
Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third
Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).
Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 11.1 with respect to such Third Party Claim. Should the Indemnifying Party have interests that diverge materially from those of the Indemnified Party, the Indemnified Party shall have the right to request separate counsel from that representing the
Indemnifying Party, the expenses of such separate representation to be paid by the Indemnifying Party.

                  (ii) If the Indemnifying Party fails to notify the Indemnified
Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.2(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the
Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the

                                       27

Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third
Party Claim, or any cross-complaint against any Person (other than the
Indemnified Party or any of its Affiliates).

                  (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.1 or fails to notify the Indemnified
Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the
Damages arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 11.1 and the Indemnifying
Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution
Period, the Indemnified Party shall be entitled to seek such remedies against the Indemnifying Party as may then be available to it under this Agreement and applicable Laws.

         (b) In the event any Indemnified Party should have a claim under
Section 11.1 against any Indemnifying Party that does not involve a Third Party
Claim, the Indemnified Party shall deliver an "Indemnity Notice" with reasonable promptness (and in any event within 60 days of becoming aware of the basis for such Indemnity Notice) to the Indemnifying Party. If the Indemnifying Party
notifies the Indemnified Party that it does not dispute the claim or the amount of Loss therefrom described in such Indemnity Notice or fails to notify the
Indemnified Party within the Dispute Period that it disputes the claim described in the Indemnity Notice, the Loss in the amount specified in the Indemnity
Notice will be conclusively deemed a liability of the Indemnifying Party under
Section 11.1 and the Indemnifying Party shall pay the amount of such Loss to the
Indemnified Party on demand. If the Indemnifying Party has disputed its liability with or the amount of the Loss therefrom respect to such claim, such dispute shall be resolved in accordance with the provisions of Article 12 hereof.

         11.3 Exclusivity. After the Closing, to the extent permitted by applicable Laws, and except in the case of fraud, gross negligence or willful misconduct, the indemnities set forth in this Article 11 shall be the exclusive remedies of the Purchasers and the Sellers and their respective officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement or any events, occurrences or conditions relating to the Ormesa II Facility, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive;
provided, however, that the foregoing provision shall not limit or restrict the availability of specific performance or other injunctive or equitable relief
(other than rescission)

                                       28

to the extent that specific performance or such other relief would otherwise be available to a party under this Agreement.

         11.4 Notification by the Sellers of Certain Matters. The Sellers may,
at the Closing, notify the Purchasers in one or more of the certificates to be delivered pursuant to Section 7.3, in reasonable detail of any representation or warranty of any of the Sellers that was not true and accurate as of the date of this Agreement or as of the Closing or of any covenant of any of the Sellers that has not been performed and complied with and, if the Purchasers shall in their sole discretion nevertheless elect to close under this Agreement, none of the matters set forth in such certificate shall be deemed to be an inaccuracy in or breach of the specific representations and warranties or covenants of the
Sellers so modified for purposes of, and the Purchasers shall not be entitled to be indemnified as to any of such specific representations, warranties and covenants in the form prior to their modification pursuant to, this Article 11.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

         In the event an action, dispute, claim, counterclaim or controversy
("Dispute") arises between the parties arising out of or relating to this
Agreement, the aggrieved party shall promptly notify the other party of the
Dispute within ten (10) Business Days after such Dispute arises. If the parties have failed to resolve the Dispute within ten Business Days after delivery of such notice, each party shall, within five (5) Business Days thereafter, nominate a senior officer of its management to meet to attempt to resolve the
Dispute. The senior officers shall meet within twenty (20) Business Days after their nomination. If the matter has not been resolved within fourteen (14) days after the meeting of the senior executives, either party may pursue any and all available legal remedies, unless the parties mutually agree to an alternative dispute resolution procedure.

                                   ARTICLE 13
                                   TERMINATION

         13.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned by written notice from the terminating party to the non-terminating party (the date of such termination being sometimes referred to as the "Termination Date"):

         (a) at any time before the Closing, by mutual written agreement of the
Sellers and the Purchasers; or

         (b) at any time before the Closing, by either any Seller or the
Purchasers, in the event that any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party; or

         (c) at any time before the Closing, by any Seller if either Purchaser shall be in material breach with respect to the due and timely performance of any of its covenants or agreements contained herein and such breach has not been waived, or if any of the representations and warranties of the Purchasers contained in Article 4 are untrue, inaccurate or

                                       29

breached in any material respect as of the Closing, and such breach or untrue or inaccurate representation or warranty, if capable of being cured, has not been cured or made true by the Purchasers within twenty (20) days following receipt by the Purchasers of written notice thereof or has not been waived by the
Sellers; or

         (d) at any time before the Closing, by the Purchasers if a Seller shall be in material breach with respect to the due and timely performance of any of its respective covenants or agreements contained herein and such breach has not been waived, or if any of the representations and warranties of Sellers contained in Article 3 are untrue, inaccurate or breached in any material respect as of the Closing, and such breach or untrue or inaccurate representation or warranty, if capable of being cured, has not been cured or made true by the Sellers within twenty (20) days following receipt by the
Sellers of written notice thereof or has not been waived by the Purchasers; or

         (e) at any time after March 31, 2002, by the Sellers or the Purchasers if the Closing shall not have occurred on or before such date by reason of the failure to comply with the requirement of Section 7.10 and Section 8.10; or

         (f) at any time after March 31, 2002, by the Sellers or the Purchasers if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

         13.2 Effect of Termination or Breach.

         (a) If this Agreement is validly terminated pursuant to Section 13.1, there will be no liability or obligation on the part of the Sellers or the
Purchasers (or any of their Affiliates or any of its or their respective officers, directors, employees, agents or other Representatives) except as provided in Section 13.2(b) and except that the provisions with respect to expenses in Section 14.3 and confidentiality in Section 14.5 will continue to apply following any such termination.

         (b) Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is validly terminated by the Sellers pursuant to
Section 13.1(c) or by the Purchasers pursuant to Section 13.1(d) hereof as a result of the willful breach by the non-terminating party, the terminating party may recover such remedies, including damages and fees and expenses of attorneys as may be available at law or equity.

                                   ARTICLE 14
                                  MISCELLANEOUS

         14.1 Notices. Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by an internationally recognized overnight courier service that provides a receipt of delivery, in each case, to the parties at the addresses specified below:

                                       30

                  If to the Purchasers, to:

                  ORNI 8 LLC
                  980 Greg Street
                  Sparks, Nevada 89431-6039
                  Attn.:  President
                  Tel: (775) 356-9029
                  Fax: (775) 356-9039

                  and

                  Ormat Funding Corp.
                  980 Greg Street
                  Sparks, Nevada 89431-6039
                  Attn.: President
                  Tel: (775) 356-9029
                  Fax: (775) 356-9039

                  with a copy to:

                  Ormat Industries, Ltd.
                  Industrial Area, P.O.B. 68
                  Yavne 81000, Israel
                  Attn.:  President
                  Fax:  (972) 8 943 9901
                  Tel:  (972) 8 943 3777

                  If to the Sellers or Constellation Power, Inc., to:

                  Constellation Power, Inc.
                  111 Market Place, Suite 500
                  Baltimore, MD  21202
                  Attn.:  Dan R. Skowronski, Esquire
                  Fax:  (410) 230-4849
                  Tel:  (410) 230-4681

                  with a copy to:

                  Jonathan Birenbaum, Esq.
                  Paul, Hastings, Janofsky & Walker LLP
                  1055 Washington Boulevard
                  Stamford, CT 06901

                  and

                  Bell Atlantic TriCon Leasing Corporation
                  245 Park Avenue, 40th Floor
                  New York, NY 10167
                  Attn:  Asset Administrator
                  Fax:  (212) 557-4569
                  Tel:  (212) 557-4690

                                       31

                  with a copy to:

                  Bell Atlantic TriCon Leasing Corporation
                  245 Park Avenue, 40th Floor
                  New York, NY 10167
                  Attn:  General Counsel
                  Fax:  (212) 557-4571
                  Tel:  (212) 557-4690

         Notice given by personal delivery, mail or overnight courier pursuant to this Section 14.1 shall be effective upon physical receipt. Notice given by fax pursuant to this Section 14.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. (Eastern Time) on any Business
Day, or (ii) the next succeeding Business Day if confirmed delivery is after
5:00 p.m. (Eastern Time) on any Business Day or during any non-Business Day.

         14.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements (including the Letter of Intent) between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         14.3 Expenses. Except as otherwise expressly provided in this Agreement
(including as provided in Section 13.2), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

         14.4 Public Announcements. No press releases or similar public announcements concerning this Agreement and the transactions contemplated hereby will be issued by any party without the prior consent of the other parties, except as such release or public announcement may be required by Law (including, for the avoidance of doubt, rules and regulations of any stock exchange), in which case the party required to make the release or public announcement will, to the extent practicable, consult with the other parties regarding such release or announcement in advance thereof.

         14.5 Confidentiality. Each party hereto will hold, and will use commercially reasonable efforts to cause its Affiliates and their respective
Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of
Governmental or Regulatory Authorities) or by other requirements of Law
(including exchange rules) or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's
Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been

                                       32

(a) previously known by the party receiving such documents or information, (b)
in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective
Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives. The obligations contained in this Section 14.5 shall survive for two (2) years following the termination or abandonment of this Agreement or the Closing, as the case may be. The provisions of this Section 14.5 supersede any prior
Confidentiality Agreement between the parties pertaining to the subject matter hereof.

         14.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         14.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         14.8 No Third Party Beneficiary. The terms and provisions of this
Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person except for such shareholders, officers, directors, employees, and Affiliates referenced in Section 11.1.

         14.9 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for (a) assignments and transfers by operation of
Law, (b) assignments and transfers by the Purchasers of their rights, interests or obligations hereunder, in whole or in part, to an Affiliate with the consent of the Sellers, which shall not be unreasonably withheld or delayed, and (c)
that the Purchasers may assign any or all of their rights, interests and obligations hereunder to any financial institution providing purchase money or other financing to the Purchasers from time to time as collateral security for such financing, but no such assignment referred to in clauses (b) or (c) shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                                       33

         14.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         14.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         14.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof other than Section 5-1401 and Section 5-1402 of the
General Obligations Law of the State of New York.

         14.13 Jurisdiction and Venue. Each of the parties hereto hereby irrevocably and unconditionally consents and agrees that any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby may be brought in the United States District Court for the
Southern District of New York or in any state court having subject matter jurisdiction located in the Borough of Manhattan, New York, New York, and, by
execution and delivery of this Agreement and any other documents executed in connection herewith, each such party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action, or proceeding brought in any such court has been brought in any inconvenient forum, (iv) agrees that service of any process, summons, notice or document in any such action may be effected by mailing a copy thereof by U.S. registered or certified mail, postage prepaid, to such Party at its address set forth in Section 14.1, or at such other address of which the other parties hereto shall have been notified will be effective service for any action, suit or proceeding brought against it in any such court and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring any suit, action or proceeding in any other jurisdiction.

         14.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY
KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO
A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF,
UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE
EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING,

                                       34

STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS
PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

         14.15 Attorneys' Fees. In the event of any suit or other proceeding between the parties with respect to any of the transactions contemplated hereby or subject matter hereof, the prevailing party shall, in addition to such other relief as the court or arbitrator may award, be entitled to recover reasonable attorneys' fees and costs (including at the trial and appellate levels) and expenses of investigation.

         14.16 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         14.17 Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION IN
THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES,
OR ITS RESPECTIVE PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES,
BE LIABLE HEREUNDER AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT
LOSS OR DAMAGE OF ANY OTHER PARTY OR ANY OF SUCH PARTY'S AFFILIATES, INCLUDING
LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES,
WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE,
AND EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTIES, THEIR AFFILIATES AND
THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES THEREFROM.

         14.18 Interest on Past Due Payments. If a payment is due to be made by a party pursuant to this Agreement and such payment is not made within thirty
(30) days following receipt by such party of written demand for such payment from the party entitled to receive such payment, then the party obligated to make such payment agrees to pay interest on the amount due and unpaid at a variable rate equal to the Prime Rate then in effect. Such interest shall begin to accrue on the first day following the end of such thirty (30) day period and shall continue to accrue on the unpaid amount until the past due amount has been paid in full.

         14.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         14.20 Further Assurances. The Sellers and the Purchasers each agree, upon the request of the other party from time to time before and after the
Closing Date, to do, execute, acknowledge and deliver such other acts, consents, instruments, documents and other assurances as may be reasonably necessary to carry out and perform the transactions contemplated by this Agreement.

         [The rest of this page is intentionally left blank. The next page is the signature page]

                                       35

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                     CD ORMESAGEO II-A, INC.

                           By: /s/ James N. Willey
                               -------------------------------------------------

                           Name: James N. Willey
                                 -----------------------------------------------

                           Title: Vice President
                                  ----------------------------------------------

                     CD ORMESAGEO II-B, INC.

                           By: /s/ James N. Willey
                               -------------------------------------------------

                           Name: James N. Willey
                                 -----------------------------------------------

                           Title: Vice President
                                  ----------------------------------------------

                     CD ORMESAGEO II-C, INC.

                           By: /s/ James N. Willey
                               -------------------------------------------------

                           Name: James N. Willey
                                 -----------------------------------------------

                           Title: Vice President
                                  ----------------------------------------------

                     CONSTELLATION POWER, INC., solely as a party
                     with respect to Article 11 herein

                           By: /s/ Daniel L. Haught
                               -------------------------------------------------

                           Name: Daniel L Haught
                                 -----------------------------------------------

                           Title: Treasurer
                                  ----------------------------------------------

                     BELL ATLANTIC TRICON LEASING CORPORATION

                     By: /s/ P. Rutherford
                         -------------------------------------------------------

                     Name: Peter D. Rutherford
                           -----------------------------------------------------

                     Title: Senior Vice President
                            ----------------------------------------------------

                     VERIZON CAPITAL CORP., solely as a party with
                         respect to Article 11 herein

                     By: /s/ P Rutherford
                         -------------------------------------------------------

                     Name: Peter D. Rutherford
                           -----------------------------------------------------

                     Title: Senior Vice President
                            ----------------------------------------------------

                     ORNI 8 LLC

                     By:  Ormat Nevada Inc., Manager of ORNI 8 LLC

                           By: /s/ Connie Stechman
                               -------------------------------------------------

                           Name: Connie Stechman
                                 -----------------------------------------------

                           Title: Director, Chief Financial Officer, and
                                  Assistant Secretary

                    ORMAT FUNDING CORP.

                     By: /s/ Connie Stechman
                         -------------------------------------------------------

                     Name: Connie Stechman
                           -----------------------------------------------------

                     Title: Director, Chief Financial Officer, and Assistant
                            Secretary

                                    EXHIBIT I

                           FORM OF TRANSFER INSTRUMENT

                  TRANSFER INSTRUMENT, dated as of ____________ __, 2002
("Transfer Instrument") between [Applicable Constellation Seller, a Maryland corporation], [TriCon, a Delaware corporation] ("Assignor") and [ORNI 8 LLC, a
Delaware limited liability company] [Ormat Funding Corp., a Delaware corporation] ("Assignee").

                  Whereas, Assignor and Assignee are parties to that certain
Sale and Purchase Agreement dated as of January 31, 2002 (the "Sale and Purchase
Agreement");

                  Whereas, the Sale and Purchase Agreement provides for, among other things, the execution and delivery of a transfer instrument in the form hereof to effect the sale by Assignor of all of its Purchased Interests (as defined in the Sale and Purchase Agreement) to the Assignee;

                  NOW, THEREFORE, for the good and valuable consideration under the Sale and Purchase Agreement, the receipt and sufficiency of which are hereby acknowledges, the Assignors and the Assignees hereby agree as follows:

         1. DEFINITIONS. Capitalized terms uses herein without definition shall have the meanings set forth in the Sale and Purchase Agreement.

         2. TRANSFER. Assignor does hereby sell, transfer, convey, assign and deliver unto the Assignee all of the Assignor's rights, title and interest in and to the Purchased Interests, free and clear of all Liens (other than
Permitted Liens).

         3. ASSUMPTION. The Assignee hereby assumes all of the duties and obligations of the Assignor under the Trust Agreement with respect to the
Purchased Interests arising or accruing on or after the date hereof.

         4. GOVERNING LAW. This Transfer Instrument shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof other than Section 5-1401 and Section
5-1402 of the General Obligations Law of the State of New York.

         5. This Transfer Instrument may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Transfer Instrument to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

                                By:_____________________________, as Assignor
                                    Name:
                                    Title:

                                By:_____________________________, as Assignee
                                    Name:
                                    Title:

                                        2

                                   SCHEDULE I

                               Purchased Interests

--------------------------------------------- -------------------------------------------
SELLER                                        PURCHASED INTEREST
------                                        ------------------

--------------------------------------------- -------------------------------------------
CD Ormesageo II-A, Inc.                       10% trust interest in Ormesa Geothermal II
                                              Trust

CD Ormesageo II-B, Inc.                       15% trust interest in Ormesa Geothermal II
                                              Trust

CD Ormesageo II-C, Inc.                       25% trust interest in Ormesa Geothermal II
                                              Trust

--------------------------------------------- -------------------------------------------
Bell Atlantic TriCon Leasing Corporation      50% trust interest in Ormesa Geothermal II
                                              Trust

--------------------------------------------- -------------------------------------------

                                   SCHEDULE II

                           SELLER DISCLOSURE SCHEDULE

                                     [None]